  EXHIBIT 99.1

CURE Pharmaceutical Announces Promotions and Additions to Board of Directors

OXNARD, Calif. - February 11, 2021 -- CURE Pharmaceutical Holding Corp. (“CURE” or the “Company”) (OTC: CURR), a holding company focused on the innovation of pharmaceutical technology, wellness products and drug delivery, announced today updates and additions to its Board of Directors.

After a dedicated run as Chairman of the Board, William Yuan is stepping down and will continue to serve the Company as an advisor and Chairman Emeritus. Rubén José King-Shaw Jr, a highly qualified and respected member of the Board, has been selected to step into that role. Mr. King-Shaw brings with him three decades of executive leadership experience in the healthcare technology and private equity sectors. He recently served on the board of Atlanta-based Cotiviti Holdings, Inc. and currently serves on the board of US Retina of Denver, CO. Past board service consists of Lead Director of Athenahealth; Independent Living Systems, of Miami, FL; and WellCare Health Plans, Inc. of Tampa, FL. Mr. King-Shaw served on the Obama Administration’s Medicare Program Advisory and Oversight Committee and he was COO and Deputy Administrator of the Centers for Medicare and Medicaid Services (CMS) during the administration of President George W. Bush, administering a federal budget of $600 billion. Mr. King-Shaw also served as Senior Advisor to the Secretary of the US Treasury.

He is currently serving as Chief Strategy Officer of Steward Health Care Systems, LLC, and has held C-suite positions with leading private companies including Neighborhood Health Partnership, Inc. and JMH Health Plan.

Additionally, the Company welcomes Dov Szapiro to its Board. Mr. Szapiro brings more than 20 years of experience as a CEO, investor, advisor, and board member in companies across multiple industries and different growth phases. Currently, he serves as a Co-Founder, Managing Partner and Principal of Entourage Effect Capital, one of the cannabis industry’s most highly regarded investment firms. Prior to Entourage Effect Capital, Mr. Szapiro co-founded AFS Acceptance LLC, where he served as President and CEO. As AFS’ CEO, Mr. Szapiro’s main responsibility was to provide the vision and strategic leadership for AFS to expand into 30 states. In 2015, Mr. Szapiro led the negotiations of a strategic sale to Credito Real SAB de CV, Mexico’s largest non-bank financial institution listed in the Mexican Stock Exchange. Prior to co-founding AFS, Mr. Szapiro was a Director of business development for GovWorks, Inc, an internet start-up in the e-government sector. Earlier in his career, Mr. Szapiro was an analyst for Bassini, Playfair + Associates, a $1.2 billion emerging markets private equity firm. Mr. Szapiro also serves as Member of the Board of Directors of several companies including Conception Nurseries, a global leader focused on tissue culture micropropagation for the cannabis industry.

“We thank Mr. Yuan for his dedication in leading CURE’s Board of Directors and we are honored to have him stay with us as an advisor to the executive team and Chairman Emeritus. As our Company continues to grow and evolve, so does our Board of Directors and we are confident in Mr. King-Shaw Jr.’s ability to lead our Board in continued success,” said CURE Pharmaceutical Chief Executive Officer Rob Davidson. “We are also honored to have Mr. Szapiro join us as one of the cannabis industry’s lead investors. Through his decades of experience as a founder and CEO leading companies from scaling up to exit, as well as an investor and board member, he has gained valuable knowledge of what it takes to drive a publicly traded company to success and we look forward to working with him in our various business development initiatives, driving an accretive M&A strategy to execute our growth plans and further expand our presence in the wellness space, including the endocannabinoid research division.”

To learn more about CURE, visit https://www.curepharmaceutical.com/.

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About CURE Pharmaceutical Holding Corp.

CURE Pharmaceutical® is the pioneering developer of CUREform™, a patented drug delivery platform that offers a number of unique immediate- and controlled-release drug delivery vehicles designed to improve drug efficacy, safety, and patient experience for a wide range of active ingredients.

As a vertically integrated company, CURE’s 25,000 square foot, FDA-registered, NSF® and cGMP-certified manufacturing facility enables it to partner with pharmaceutical and wellness companies worldwide for private and white-labeled production. CURE has partnerships in the U.S., China, Mexico, Canada, Israel, and other markets in Europe.

Contacts

Investment Media Contact:

Kathryn Brown

Account Supervisor

CMW Media

aphex@cmwmedia.com

858-264-6600

Forward Looking Statement

Statements CURE makes in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions.CURE intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act and is making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements include, without limitation, the ability to successfully market the partnered products, the difficulty in predicting the timing or outcome of related research and development efforts, partnered product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties and the ability to obtain financing on favorable terms. The forward-looking statements in this press release reflect CURE’s judgment as of the date of this press release. CURE disclaims any intent or obligation to update these forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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